EXECUTION COPY
Exhibit C
VOTING AGREEMENT
          This VOTING AGREEMENT (this “Agreement”), dated as of May 2, 2007, is entered into by and among Cablevision Systems Corporation, a Delaware corporation (“CVC”), and each of the stockholders of CVC listed on Annex A hereto (each a “Stockholder” and collectively, the “Stockholders”).
          WHEREAS, concurrently with the execution and delivery of this Agreement, Central Park Holding Company, LLC, a Delaware limited liability company (“Parent”), Central Park Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“MergerCo”), and CVC are entering into an Agreement and Plan of Merger (as the same may be amended, modified or supplemented from time to time, the “Merger Agreement”), which provides, among other things, for the merger of MergerCo with and into CVC, with CVC surviving as a wholly-owned subsidiary of Parent (the “Merger”);
          WHEREAS, as of the date hereof, each Stockholder is the beneficial owner of, and has the sole or shared right to vote and dispose of, the number of shares of Class A common stock of CVC (the “Class A Shares”) and shares of Class B common stock of CVC (the “Class B Shares” and together with the Class A Shares, the “Shares”) set forth opposite such Stockholder’s name on Annex A hereto;
          WHEREAS, as a condition to its willingness to enter into the Merger Agreement, CVC has required that each of the Stockholders agree, and each of the Stockholders is willing to agree, to the matters set forth herein; and
          NOW, THEREFORE, in consideration of the foregoing and the agreements set forth below, the parties hereto agree as follows:
1.      Voting of Shares.
          1.1 Voting Agreement. From the date hereof, and until the termination of this Agreement pursuant to Section 5, each Stockholder hereby agrees to vote (or cause to be voted) all of its Shares, at any annual, special or other meeting of the stockholders of CVC, and at any adjournment or adjournments or postponement thereof, or pursuant to any consent in lieu of a meeting or otherwise, which such Stockholder has the right to so vote in favor of the approval of the Merger Agreement, the transactions contemplated thereby (including, without limitation, the Merger) and any actions required in furtherance thereof, including the adoption of the Charter Amendment (as defined in the Merger Agreement).
          1.2 Irrevocable Proxy. Each Stockholder constitutes and appoints CVC and each of Charles F. Dolan and James L. Dolan, from and after the date hereof until the earlier to occur of the Effective Time (as defined in the Merger Agreement) and the termination of this Agreement pursuant to Section 5 (at which point such constitution and appointment shall automatically be revoked), as such Stockholder’s attorney, agent and proxy (each such constitution and appointment, an “Irrevocable Proxy”), with full power of substitution, to vote and otherwise act with respect to all of such Stockholder’s Shares at any annual, special or other meeting of the stockholders of CVC, and at any adjournment or adjournments or postponement thereof, and in any action by written consent of the stockholders of CVC, on the matters and in the manner specified in Section 1.1. EACH SUCH PROXY AND POWER OF ATTORNEY IS IRREVOCABLE AND COUPLED WITH AN INTEREST AND, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, SHALL BE VALID AND BINDING ON ANY PERSON TO WHOM SUCH STOCKHOLDER MAY TRANSFER ANY OF ITS SHARES IN BREACH OF THIS AGREEMENT. Each Stockholder hereby revokes all other proxies and powers of attorney with respect to all of such Stockholder’s Shares that may have heretofore been appointed or granted with respect to the matters covered by Section 1.1, and no subsequent proxy or power of attorney shall be given (and if given, shall not be effective) by such Stockholder with respect thereto on the matters covered by Section 1.1. All authority herein conferred or agreed to be conferred by any Stockholder shall survive the death or incapacity of such Stockholder and any obligation of any Stockholder under this Agreement shall be binding upon the heirs, personal representatives, successors and assigns of such Stockholder. It is agreed that CVC will not use the Irrevocable Proxy granted by any Stockholder unless such Stockholder fails to comply with Section 1.1 and that, to the extent CVC uses any such Irrevocable Proxy, it will only vote the Shares subject to such Irrevocable Proxy with respect to the matters specified in, and in accordance with the provisions of, Section 1.1.
          1.3 Waiver of Appraisal Rights. Each Stockholder hereby waives any rights of appraisal or rights to dissent from the Merger.
          1.4 Stop Transfer. Each Stockholder agrees that it shall not request that the Company register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing such Stockholder’s Shares, unless such Transfer (as defined below) is made in compliance with this Agreement.
2.      Representations and Warranties of Each Stockholder.
          Each Stockholder, severally, as to itself, represents and warrants to CVC as follows:
          2.1 Binding Agreement. Such Stockholder has the capacity or trust power, as applicable, to execute and deliver this Agreement and to consummate the transactions contemplated hereby. Such Stockholder has duly and validly executed and delivered this Agreement and this Agreement constitutes a legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms.

          2.2 No Conflict. Neither the execution and delivery of this Agreement, the consummation by such Stockholder of the transactions contemplated hereby, nor the performance of such Stockholder’s obligations hereunder will (a) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, or acceleration) under any contract, agreement, instrument, commitment, arrangement or understanding, or result in the creation of a security interest, lien, charge, encumbrance, equity or claim with respect to such Stockholder’s Shares, (b) require any consent, authorization or approval of any Person or (c) violate or conflict with any law, writ, injunction or decree applicable to such Stockholder or such Stockholder’s Shares.
          2.3 Ownership of Shares. Such Stockholder is the owner of the number of Shares set forth opposite such Stockholder’s name on Annex A hereto, free and clear of any security interests, liens, charges, encumbrances, equities, claims, options or limitations of whatever nature and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Shares), except, in each case, as may exist by reason of this Agreement, in connection with any margin loan, pursuant to applicable law or under the Stockholders Agreement, dated as of March 19, 2004, as amended, by and among each of the holders of Cablevision NY Group Class B common stock of CVC listed on Schedule A thereto.
3.      Transfer and Other Restrictions.
          Until the termination of this Agreement pursuant to Section 5:
          3.1 Certain Prohibited Transfers. Each Stockholder agrees not to, except as provided for in the Exchange Agreement (as defined in the Merger Agreement),
     (a) sell, sell short, transfer (including by gift), pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, pledge, encumbrance, assignment or other disposition of (each a “Transfer”), any of its Shares or any interest contained therein, other than pursuant to this Agreement;
     (b) with respect to any of its Shares, grant any proxy or power of attorney or enter into any voting agreement or other arrangement relating to the matters covered by Section 1.1, other than this Agreement; or
     (c) deposit any of its Shares into a voting trust;
          provided that, notwithstanding the foregoing, the Stockholders, in the aggregate, shall be entitled to Transfer up to 250,000 Shares between the date hereof and the Closing.

          3.2 Additional Shares. Without limiting any provisions of the Merger Agreement, in the event of any stock dividend, stock split, recapitalization, reclassification, combination or exchange of shares of capital stock of CVC on, of or affecting any Stockholder’s Shares, then the terms of this Agreement shall apply to the shares of capital stock or other such securities of CVC held by such Stockholder immediately following the effectiveness of such event.
4. Specific Enforcement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with the terms hereof or were otherwise breached and that each party shall be entitled to seek specific performance of the terms hereof in addition to any other remedy which may be available at law or in equity.
5. Termination. This Agreement shall terminate on the earliest to occur of (a) the termination of the Merger Agreement in accordance with its terms, (b) a written agreement between CVC and any Stockholder to terminate this Agreement, provided that any such termination shall be effective only with respect to such Stockholder and (c) the consummation of the transactions contemplated by the Merger Agreement. The termination of this Agreement in accordance with this Section 5 shall not relieve any party from liability for any willful breach of its obligations hereunder committed prior to such termination.
6. Survival. The representations, warranties and agreements of the parties contained in this Agreement shall not survive any termination of this Agreement, provided, however, that no such termination shall relieve any party hereto from any liability for any willful breach of this Agreement.
7. Notices. All notices, consents, waivers and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid), (b) sent by facsimile or e-mail with confirmation of transmission by the transmitting equipment or (c) received or rejected by the addressee, if sent by certified mail, return receipt requested, in each case to the following addresses, facsimile numbers or e-mail addresses and marked to the attention of the person (by name or title) designated below (or to such other address, facsimile number, e-mail address or person as a party may designate by notice to the other parties):

If to CVC, to:
Cablevision Systems Corporation
1111 Stewart Avenue
Bethpage, NY 11714
Telecopier:
Attention:
with a copy (which shall not constitute notice) to:
Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, New York 10019
Telecopier: (212) 728-9261
Attention: Daniel D. Rubino
and
Sullivan & Cromwell LLP
125 Broad Street
New York, New York 10004
Telecopier: (212) 558-3588
Attention: John P. Mead
If to any Stockholder, to the address of such Stockholder set forth opposite such
Stockholder’s name on Annex A hereto, with a copy (which shall not constitute notice) to:
Debevoise & Plimpton LLP
919 Third Avenue
New York, NY 10022
Attention: Richard D. Bohm
Fax: (212) 909-6836
Email: rdbohm@debevoise.com
8. Entire Agreement. This Agreement (including the documents and instruments referred to herein) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.
9. Amendment; Release. This Agreement may not be modified, amended, altered or supplemented except by a written agreement between CVC and any Stockholder, provided that any such modification, amendment, alteration or supplement shall be effective only with respect to such Stockholder; and provided further that no such written agreement shall be binding on CVC unless approved by the Special Committee (as defined in the Merger Agreement).
10.      Successors and Assigns.
          10.1 This Agreement shall not be assigned by operation of law or otherwise by any Stockholder without the prior written consent of CVC and each Stockholder. This Agreement will be binding upon, inure to the benefit of and be enforceable by each party and such party’s respective heirs, beneficiaries, executors, representatives and permitted assigns.
          10.2 Each Stockholder agrees that this Agreement and the obligations hereunder shall attach to such Stockholder’s Shares and shall be binding upon any Person to which legal or beneficial ownership of such Shares shall pass, whether by operation of law or otherwise, other than any Shares transferred in accordance with Section 3.1.
11.      Counterparts. This Agreement may be executed by facsimile and in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.
12.      Governing Law; Jurisdiction; Service of Process. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws thereof, except to the extent that mandatory provisions of federal law apply. Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the courts of the State of Delaware and any appellate court thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (a) agrees not to commence any such action except in such court, (b) agrees that any claim in respect of any such action or proceeding may be heard and determined in such Delaware state court, (c) waives, to the fullest extent it may legally and effectively do so any objection which it may now or hereafter have to venue of any such action or proceeding in any such Delaware state court, and (d) waives, to the fullest extent permitted by Law, the defense of any inconvenient forum to the maintenance of such action or proceeding in any such Delaware state court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each of the parties to this Agreement irrevocably consents to service of process in any such action or proceeding in the manner provided for notices in Section 7 of this Agreement; provided, however, that nothing in this Agreement shall affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

13. Waiver of Jury Trial. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER RELATED DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.
14. Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.
15. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
[Signature Page Follows]

     IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by a duly authorized officer of CVC and each Stockholder, on the day and year first written above.

CABLEVISION SYSTEMS CORPORATION
By:	/s/ Michael P. Huseby
Name: Michael P. Huseby
Title: Executive Vice President and Chief Financial Officer

STOCKHOLDERS:
/s/ Charles F. Dolan
Charles F. Dolan

/s/ James L. Dolan
James L. Dolan

/s/ Thomas C. Dolan
Thomas C. Dolan

/s/ Patrick F. Dolan
Patrick F. Dolan

/s/ Deborah A. Dolan-Sweeney
Deborah A. Dolan-Sweeney

/s/ Marianne Dolan Weber
Marianne Dolan Weber

/s/ Kathleen Dolan
Kathleen Dolan, individually and as a Trustee of
the Dolan Grandchildren Trust, the DC James Trust, the DC Thomas Trust, the DC Patrick Trust, the DC Kathleen Trust, the DC Marianne Trust, the DC Deborah Trust, the CFD Trust No. 1, the CFD Trust No. 2, the CFD Trust No. 3, the CFD Trust No. 4, the CFD Trust No. 5 and the CFD Trust No. 6 and as Trustee of the Charles Dolan 1989 Trust, the Ryan Dolan 1989 Trust and the Tara Dolan 1989 Trust

/s/ Paul J. Dolan
Paul J. Dolan, not individually, but solely as a
Trustee of the Dolan Grandchildren Trust, the DC James Trust, the DC Kathleen Trust, the CFD Trust No. 1 and the CFD Trust No. 6

/s/ Mary S. Dolan
Mary S. Dolan, not individually, but solely as a
Trustee of the DC Deborah Trust, the DC Patrick Trust, the CFD Trust No. 2 and the CFD Trust No. 4

/s/ Matthew J. Dolan
Matthew J. Dolan, not individually, but solely as
a Trustee of the DC Marianne Trust, the DC Thomas Trust, the CFD Trust No. 3 and the CFD Trust No. 5

/s/ Lawrence J. Dolan
Lawrence J. Dolan, not individually, but solely
as a Trustee of the Charles F. Dolan 2001 Family Trust

/s/ David M. Dolan
David M. Dolan, not individually, but solely as a
Trustee of the Charles F. Dolan 2001 Family Trust

Annex A

Name and Address of Investor	Class A Shares	Class B Shares
Charles F. Dolan 119 Cove Neck Road Oyster Bay, NY 11771	1,675	25,741,059

James F. Dolan c/o JLD Family Office 1111 Stewart Avenue Bethpage, NY 11714	215,958	0

Patrick F. Dolan 48 Midland Street Cold Spring Harbor, NY 11724	75,490	0

Thomas C. Dolan c/o Cablevision Systems Corporation 1111 Stewart Avenue Bethpage, NY 11714	122,668	0

Kathleen M. Dolan 94B Bowman Road Barnard, VT 05031	6,381	0

Deborah A. Dolan-Sweeney 91 Cove Neck Road Oyster Bay, NY 11771	6,381	0

Marianne Dolan Weber 33 Southard Avenue Rockville Centre, NY 11570	6,381	0

Dolan Grandchildren Trust c/o Dolan Family Office 340 Crossways Park Drive Woodbury, NY 11797 Attention: William A. Frewin, Jr.	0	1,600

Name and Address of Investor	Class A Shares	Class B Shares
DC James Trust c/o Dolan Family Office 340 Crossways Park Drive Woodbury, NY 11797 Attention: William A. Frewin, Jr.	0	1,934,443

DC Patrick Trust c/o Dolan Family Office 340 Crossways Park Drive Woodbury, NY 11797 Attention: William A. Frewin, Jr.	0	1,878,085

DC Thomas Trust c/o Dolan Family Office 340 Crossways Park Drive Woodbury, NY 11797 Attention: William A. Frewin, Jr.	0	1,934,443

DC Kathleen Trust c/o Dolan Family Office 340 Crossways Park Drive Woodbury, NY 11797 Attention: William A. Frewin, Jr.	0	1,934,443

DC Deborah Trust c/o Dolan Family Office 340 Crossways Park Drive Woodbury, NY 11797 Attention: William A. Frewin, Jr.	0	1,934,443

DC Marianne Trust c/o Dolan Family Office 340 Crossways Park Drive Woodbury, NY 11797 Attention: William A. Frewin, Jr.	0	1,878,085

CFD Trust No. 1 c/o Dolan Family Office 340 Crossways Park Drive Woodbury, NY 11797 Attention: William A. Frewin, Jr.	191,456	1,741,481

Name and Address of Investor	Class A Shares	Class B Shares
CFD Trust No. 2 c/o Dolan Family Office 340 Crossways Park Drive Woodbury, NY 11797 Attention: William A. Frewin, Jr.	191,456	1,741,481

CFD Trust No. 3 c/o Dolan Family Office 340 Crossways Park Drive Woodbury, NY 11797 Attention: William A. Frewin, Jr.	191,456	1,685,123

CFD Trust No. 4 c/o Dolan Family Office 340 Crossways Park Drive Woodbury, NY 11797 Attention: William A. Frewin, Jr.	191,456	1,665,978

CFD Trust No. 5 c/o Dolan Family Office 340 Crossways Park Drive Woodbury, NY 11797 Attention: William A. Frewin, Jr.	159,547	1,773,391

CFD Trust No. 6 c/o Dolan Family Office 340 Crossways Park Drive Woodbury, NY 11797 Attention: William A. Frewin, Jr.	159,547	1,773,391

Tara Dolan 1989 Trust c/o Dolan Family Office 340 Crossways Park Drive Woodbury, NY 11797 Attention: William A. Frewin, Jr.	0	60,627

Charles Dolan 1989 Trust c/o Dolan Family Office 340 Crossways Park Drive Woodbury, NY 11797 Attention: William A. Frewin, Jr.	0	60,627

Name and Address of Investor	Class A Shares	Class B Shares
Ryan Dolan 1989 Trust c/o Dolan Family Office 340 Crossways Park Drive Woodbury, NY 11797 Attention: William A. Frewin, Jr.	0	60,627

Charles F. Dolan 2001 Family Trust c/o Dolan Family Office 340 Crossways Park Drive Woodbury, NY 11797 Attention: William A. Frewin, Jr.	319,086	7,490,024